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National News Release

                                                                    Exhibit 99.1

                                                       INTERNATIONAL PAPER PLAZA
                                                       400 ATLANTIC STREET
                                                       STAMFORD, CT 06921

News Release

MEDIA CONTACTS:
Jennifer Boardman, 203-541-8407
Marshall Murphy, 901-419-4050

INVESTOR CONTACTS:
Darial Sneed, 203-541-8541
Brian Turcotte, 203-541-8632


             International Paper Signs Agreement to Acquire Box USA,
                     A Leading Corrugated Packaging Company

STAMFORD, Conn.,/ April 21, 2004 / - International Paper (NYSE: IP) today announced it has agreed to acquire Box USA Holdings, Inc., one of America's leading corrugated packaging companies. This acquisition is consistent with International Paper's strategic direction to grow its three core businesses of paper, packaging and forest products.

The terms of the transaction were not disclosed. The transaction is subject to normal closing conditions, including expiration or termination of the mandatory waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

"The acquisition of Box USA will provide improved access to markets, better integration between mills and converting plants, and other operating synergies. We believe that the acquisition of a well-respected, customer focused packaging company like Box USA will enhance the value of our expanded industrial packaging business," said John Faraci, chairman and chief executive officer.

"Box USA is a well-run company with a strong reputation for customer service. By combining Box USA with International Paper's existing network of 48 domestic industrial packaging facilities, and our consumer packaging and distribution businesses, we will be well positioned as the supplier of choice in the packaging industry. We remain dedicated to providing top quality products, excellent service and value-added solutions to our customers," Faraci noted.

Box USA, based in Northbrook, Ill., is America's largest independent packaging producer. The company employs 2,300 people at 23 industrial packaging converting facilities across the country and a containerboard mill. Box USA also has a partial




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ownership in another mill. Box USA supplies a wide range of markets with a strong presence in the food, beverage and general industrial segments with wide geographic coverage.

International Paper's industrial packaging business is made up of ten paper mills and 70 converting facilities. They are a leading producer of industrial packaging solutions for more than 8,500 customers around the world.

International Paper (http://www.internationalpaper.com) is the world's largest paper and forest products company. Businesses include paper, packaging, and forest products. As one of the largest private forest landowners in the world, the company manages its forests under the principles of the Sustainable Forestry Initiative (R) (SFIsm) program, a system that ensures the continual planting, growing and harvesting of trees while protecting wildlife, plants, soil, air and water quality. Headquartered in the United States, International Paper has operations in over 40 countries and sells its products in more than 120 nations.


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Statements in this press release that are not historical are forward-looking.
These statements are subject to risks and uncertainties that could cause actual results to differ materially, including but not limited to, the strength of demand for the company's products and changes in overall demand, the effects of competition from foreign and domestic producers, changes in the cost or availability of raw materials, unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations, the ability of the company to continue to realize anticipated cost savings, performance of the company's manufacturing operations, changes related to international economic conditions, and the ability to effectively integrate acquired businesses. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company's Securities and Exchange Commission filings.



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